Exhibit 99.2

Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm Presidio Investment Holdings LLC December 31, 2025 and 2024

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Representatives and Members
Presidio Investment Holdings LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Presidio Investment Holdings LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, members’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Dallas, Texas

March 9, 2026

Presidio Investment Holdings LLC
CONSOLIDATED BALANCE SHEETS
December 31,
(in thousands)

	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$4,119	$88,815
Restricted cash	11,222	13,472
Accounts receivable, oil and natural gas	16,666	20,094
Accounts receivable, joint interest owners, net	11,815	11,219
Prepaid expenses and other current assets	1,927	1,932
Total current assets	45,749	135,532
Oil and natural gas properties, successful efforts method	529,096	534,872
Less accumulated depletion, depreciation, and amortization	(204,639)	(176,221)
Oil and natural gas properties, net	324,457	358,651
Other property and equipment, net of accumulated depreciation of $10,090 and $7,784	5,457	6,024
Right-of-use asset	135	339
Other noncurrent assets	2,119	1,517
Total assets	$377,917	$502,063

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$17,706	$20,463
Production taxes payable	3,188	3,227
Revenue and royalties payable	20,223	20,466
Commodity derivative liabilities, current portion	7,465	43,123
Current portion of long-term debt	45,363	45,044
Current operating lease liabilities	144	217
Related party payable	1,383	1,083
Other current liabilities	23,032	18,214
Total current liabilities	118,504	151,837

Non-current liabilities
Long-term debt, net (Note G)	225,143	264,640
Asset retirement obligations	59,519	66,232
Non-current operating lease liabilities	-	135
Commodity derivative liabilities	6,734	47,077
Commitments and contingencies (Note J)
Members’ deficit	(31,983)	(27,858)
Total liabilities and members’ deficit	$377,917	$502,063

The accompanying notes are an integral part of these consolidated financial statements.

Presidio Investment Holdings LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31,
(in thousands, except share and per share data)

	2025	2024
Revenue
Oil sales	$81,640	$106,854
Natural gas sales	50,309	26,478
Natural gas liquids sales	45,864	56,410
Field services revenue	1,243	2,474
Total revenues	179,056	192,216

Expenses
Lease operating expenses	73,016	70,702
Production taxes	9,795	10,347
Ad valorem taxes	5,500	5,236
Depletion, oil and natural gas properties	28,418	34,153
Depreciation and amortization, other property and equipment	3,279	3,032
Accretion of asset retirement obligation	4,134	3,765
General and administrative	28,372	7,995
Cost of field services revenue	823	1,960
Gain on sale of assets	(8,455)	(85,573)
Total operating expenses	144,882	51,617
Income from operations	34,174	140,599

Commodity derivative gains (losses), net	47,161	(12,465)
Other income	23	150
Interest expense	(24,491)	(27,153)
Net income before income taxes	56,867	101,131
Income tax expense	992	233
NET INCOME	$55,875	$100,898
Net income per Class A unit	$482.60	$871.48
Class A units outstanding, basic and diluted	115,778	115,778
Class A weighted-average units outstanding, basic and diluted	115,778	115,778

The accompanying notes are an integral part of these consolidated financial statements.

Presidio Investment Holdings LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
Years ended December 31, 2025 and 2024
(in thousands)

Members’ Deficit
Balance, December 31, 2023	$(128,756)
Net income	100,898
Balance, December 31, 2024	$(27,858)
Capital distributions	(60,000)
Net income	55,875
Balance, December 31, 2025	$(31,983)

The accompanying notes are an integral part of these consolidated financial statements.

Presidio Investment Holdings LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31,
(in thousands)

	2025	2024
Cash flows from operating activities:
Net income	$55,875	$100,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion of oil and natural gas properties	28,418	34,153
Depreciation of other property and equipment	3,279	3,032
Accretion of asset retirement obligation	4,134	3,765
ARO liabilities settled	(863)	(291)
Amortization of debt issuance costs	1,693	1,984
Unrealized gain from derivative transactions	(76,001)	(2,549)
Credit losses	1,433	—
Gain on sale of assets	(8,455)	(85,573)
Other, net	(4)	733
Changes in operating assets and liabilities:
Accounts receivable	1,399	(5,967)
Prepaid expenses and other current assets	5	(1,066)
Accounts payable	(2,757)	11,514
Related party payable	300	(467)
Other current liabilities	4,644	(6,593)
Net cash provided by operating activities	13,100	53,573

Cash flows from investing activities:
Capital expenditures for oil and natural gas properties	(4,208)	(3,493)
Purchase of property and equipment	(2,729)	(3,082)
Proceeds from sale of assets	8,455	87,013
Net cash provided by investing activities	1,518	80,438

Cash flows from financing activities:
Proceeds from Trail Dust debt	343	2,451
Proceeds from WAB RBL debt	3,500	—
Repayment of ABS II debt	(44,013)	(55,957)
Repayment of finance lease liabilities	(1,341)	(1,024)
Member distributions	(60,000)	—
Deferred loan costs	(53)	(22)
Net cash used in financing activities	(101,564)	(54,552)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(86,946)	79,459
Cash, cash equivalents, and restricted cash, beginning of period	102,287	22,828
Cash, cash equivalents, and restricted cash, end of period	$15,341	$102,287

Supplemental cash flow information:
Revisions to asset retirement obligations	$303	$(18,891)
Reduction of AROs related to divested properties	$(10,609)	$0
Cash paid for interest	$24,082	$27,782

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$246	$240

Noncash activities:
Lease assets obtained in exchange for finance lease liabilities	$693	$373

The accompanying notes are an integral part of these consolidated financial statements.

Presidio Investment Holdings LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(Dollar amounts in thousands, except as separately indicated)

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

Presidio Investment Holdings LLC (together with its consolidated subsidiaries, “Company” or “Presidio”), a Delaware limited liability company, was formed on March 29, 2018. The Company was formed by capital contributions from NH Presidio Investments LLC, and certain members of management from the Company. The accompanying consolidated financial statements also include the accounts of wholly owned subsidiaries Presidio Intermediate Holding Company LLC, Presidio Holding Company LLC, Presidio Petroleum LLC, Presidio MPO LLC, Presidio WAB LLC, Presidio Petroleum Operating LLC, Presidio Employee Holdings Co. LLC, Presidio Employee Co. LLC, and Presidio Finance LLC.

Presidio Finance LLC was formed as a limited-purpose, bankruptcy-remote, wholly-owned subsidiary of Presidio Investment Holdings LLC to effectuate the closing and issuance of asset-backed securities as discussed in Note G.

The Company’s principal business is oil and natural gas exploration and production with operations primarily in Texas and Oklahoma. Presidio is an independent energy company focused on the acquisition and subsequent application of engineering efficiency principles to optimize the output of existing properties.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The consolidated financial statements include the Company’s accounts and the accounts of its consolidated subsidiaries. All intercompany transactions have been eliminated in consolidation. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Additionally, the prices received for crude oil, natural gas, and natural gas liquids (“NGL”) production can heavily influence our assumptions, judgments and estimates, and continued volatility of crude oil and natural gas prices could have a significant impact on our estimates.

The Company’s financial statements are based on a number of significant estimates including oil and natural gas reserve quantities that are the basis for the calculations of depletion and impairment of oil and natural gas properties, as well as the estimate of asset retirement obligations. The Company’s oil and natural gas reserves estimates, which are inherently imprecise, are prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”) and accepted petroleum engineering and evaluation principles. Other significant estimates include, but are not limited to, accrued revenues, which typically include one to two months of production activity as an estimate in our period end financial statements and expenses incurred but not yet invoiced by our vendors and service providers at period end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2025 and 2024.

Restricted Cash

At the closing date of the ABS II securitization transaction (see Note G), the Company was required to deposit $15.7 million into a separate Liquidity Reserve account. At each note payment date, a portion of the Liquidity Reserve account balance is used to fund the priority of payments as required by the securitized note agreements as long as the balance exceeds the expected note interest for the six payment dates following such payment date for controlling securities, and senior transaction fees. The account is also used to fund the required principal and interest payments associated with the ABS debt if available funds are insufficient. Following the payment in full of the aggregate outstanding amount of the Notes and of all other amounts owed, any amount remaining on deposit in the Liquidity Reserve Account shall be distributed back to the Company.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets as of the years ended December 31:

(in thousands)	2025	2024

Cash and cash equivalents	$4,119	$88,815
Restricted cash	11,222	13,472

Total cash, cash equivalents, and restricted cash presented in the statement of cash flows	$15,341	$102,287

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company maintains deposits at financial institutions, which at times may exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits and believes the counter party risks are minimal based on the reputation and history of the institutions in which the funds are deposited and held.

During 2025, oil, natural gas and NGL revenues from four purchasers totaled approximately 27%, 13%, 11%, and 10% of gross oil, natural gas and NGL revenues. These significant customers’ accounts receivable balances totaled approximately 33%, 11%, 11%, and 10% of oil and natural gas receivables as of December 31, 2025. During 2024, oil, natural gas and NGL revenues from four purchasers totaled approximately 33%, 11%, 11%, and 8% of gross oil, natural gas and NGL revenues. These significant customers’ accounts receivable balances totaled approximately 40%, 13%, 7%, and 7% of oil and natural gas receivables as of December 31, 2024.

No other customer balance represented greater than 10% of total accounts receivable as of December 31, 2025 and 2024. We believe that sufficient alternative purchasers exist for the Company’s oil, natural gas and NGL production and that the loss of any single purchaser is not considered a significant interruption or business risk to the Company.

Accounts Receivable

The Company sells oil and natural gas to various customers. Oil and natural gas sales receivables related to these operations are generally unsecured and most payments for production are received within three months after the production date. Joint interest receivables are generally secured pursuant to the operating agreement between the operator and the joint interest owner. The Company regularly evaluates the collectability of joint interest receivables, including an assessment of expected credit losses. When appropriate based on credit risk considerations, the Company has the ability to settle receivables through netting of anticipated future production revenues. Accounts receivable amounts due from joint interest owners are stated net of an allowance for credit losses.

During the year ended December 31, 2025, the Company changed its estimates of the allowance for credit losses related to its joint interest receivables, primarily based on a deterioration in the aging profile compared to prior years indicating an increased risk of non-collection and probable credit loss. Accordingly, the Company’s revised methodology establishes allowances for credit losses by applying an aged-based loss-rate to estimate expected lifetime credit losses on its joint interest receivables. This change in estimate resulted in an increase to the credit loss allowance on joint interest receivables of $1.4 million for the year ended December 31, 2025. There were no write-offs of joint interest receivables during the years ended December 31, 2025 and December 31, 2024

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short maturity of those instruments.

Derivative Activities

The Company has entered into derivative instruments to mitigate a portion of its exposure to market changes in hydrocarbon prices and basis differentials. Swap instruments require a sale of the hedged commodity at a fixed price and a purchase at a floating market price, as defined in each instrument, to a counterparty. The Company recognizes all price risk management instruments as either assets or liabilities measured at fair value. The Company has presented the fair value of derivative assets and liabilities on a net basis by counterparty in the accompanying consolidated balance sheet where the right of offset exists.

The ABS II securitization transaction included certain hedging requirements. At the close date of the ABS II securitization transaction, the Company was required to hedge 85% of the projected production of natural gas, NGLs, and oil following the close date for eight years, four years, and five years, respectively. Natural gas basis differential swaps are required to be hedged 85% for three years following the close date. These initial hedging requirements have been satisfied. Following the third anniversary of the ABS II securitization closing date, the Company shall maintain at all times 24 months of commodity hedges in an amount not less than 85% of the projected production of oil, natural gas and NGLs until the earlier of (x) the Final Scheduled Payment Date or (y) the redemption of the Notes.

The Company has not designated any price risk management instruments as fair value or cash flow hedges during the years ended December 31, 2025 and 2024.

Oil and Natural Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs of acquiring properties, drilling successful exploration wells, development costs, and workover costs result in additions to proved properties that are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if the determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical and seismic costs are expensed as incurred.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved developed or total proved reserves as applicable. Costs of significant non-producing properties, wells in the process of being drilled and prepaid development costs are excluded from depletion until proved reserves are established or, if unsuccessful, impairment is determined.

Producing property is considered impaired when the carrying cost of property exceeds its undiscounted future net cash flows. When a property is impaired the carrying value is reduced to the discounted future net cash flows and an impairment charge of the difference between cost and discounted future net cash flows is recorded. Non-producing properties are considered impaired when the Company considers it likely that the associated leasehold will expire without plans to renew or extend the lease.

Other Property and Equipment

Other property and equipment are carried at cost less accumulated depreciation. Major renovations and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred. Upon sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is calculated using the straight-line method over the estimated useful lives of the various assets. See Note E.

Impairment of Long-Lived Assets

The carrying value of proved oil and natural gas properties, salt water disposal wells and related facilities, and other property and equipment is periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value.

Under FASB ASC Topic 360, the Company evaluates impairment of proved and unproved oil and natural gas properties based on expected future net cash flows from the asset group. As the Company’s properties are managed and evaluated as a single field, impairment testing is performed on that basis. No impairment was recorded during the years ended December 31, 2025 and 2024.

Leases

The Company leases office space and vehicles. Right-of-use assets and lease liabilities are initially recorded at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate to discount future lease payments. Certain leases contain variable costs above the minimum required payments and are not included in the right-of-use assets or lease liabilities. Options to extend or terminate a lease are included in the lease term when it is reasonably certain the Company will exercise that option. For operating leases, lease cost is recognized on a straight-line basis over the term of the lease. Leases with an initial term of 12 months or less are not included on the consolidated balance sheet. The Company elected a practical expedient to not separate non-lease components from lease components for office space leases. The Company did not elect this practical expedient for vehicle leases. See Note I for further lease disclosures.

Asset Retirement Obligations

Asset retirement obligations relate to the future costs associated with the plugging, dismantlement, remediation, and abandonment (“P&A”) of oil and natural gas wells and locations. Estimates are based on projected remaining lives of those wells based on reserve estimates and internal estimates of the future cost to P&A the wells at the end of their remaining lives. The Company records the discounted present value of those anticipated costs as its asset retirement obligation liability.

Future periodic accretion of the discount on asset retirement obligations will be recorded as an expense in the accompanying consolidated statements of operations. See Note C for further discussion of the Company’s asset retirement obligations.

Revenue Recognition

Upstream Revenues

The Company disaggregates revenues from contracts with customers by type of commodity. Upstream revenues include the sale of oil, natural gas, and NGL production which are recognized at a point in time when control is transferred to the purchaser upon delivery of contract-specified production volumes at a specified point. The transaction price used to recognize revenue is a function of the contract billing terms. Revenue is invoiced, if required, by calendar month based on volumes at contractually based rates with payment typically received within 30 days of the end of the production month. Taxes assessed by governmental authorities on oil, natural gas and NGL sales are presented separately from such revenues in the accompanying consolidated statements of operations.

The Company also evaluates its contracts for the principal/agent provisions. If the Company is determined to be the principal, it would recognize revenue at the gross purchase price and record an expense for certain fees charged by the customer (such as transportation and fractionation fees) incurred prior to the transfer of control, as the Company would still have control of the product when these activities take place. Alternatively, when the Company is determined to be the agent, it recognizes the revenues based on the net price received from the purchaser, as control is determined to have transferred prior to the activities. During this evaluation, the Company concluded that it transfers control of its produced oil, natural gas and NGLs to the customer prior to the performance of any gathering, transportation or midstream processing activities being performed. Accordingly, revenue is recognized based on the net proceeds received from the purchaser, which represents the sales price net of gathering, transportation, and other similar midstream service deductions incurred after control of the product has transferred to the purchaser.

Oil Sales

The Company sells its crude oil production at the wellhead for a contractually-specified index price, net of pricing differentials. The Company recognizes revenue when control transfers to the purchaser at the delivery point based on the price received from the purchaser. Oil revenues are recorded net of any third-party transportation fees and other applicable differentials in the Company’s consolidated statements of operations.

Natural Gas and NGL Sales

Under the Company’s natural gas processing contracts, natural gas is delivered to a midstream processing entity at the wellhead or the inlet of the midstream processing entity’s system. The midstream processing entity gathers and processes the natural gas and remits proceeds for the resulting sales of NGLs and residue gas. The Company has determined that it is the agent in these transactions and recognizes revenue on a net basis, with transportation, gathering, processing, treating and compression fees as a reduction to revenues in the consolidated statements of operations.

Satisfaction of Performance Obligation and Revenue Recognition

Because the Company has a right to consideration from its customers in amounts that correspond directly to the value that the customer receives from the performance completed on each contract, the Company recognizes revenue for sales at the time the crude oil, natural gas, or NGLs are delivered at a fixed or determinable price.

Transaction Price Allocated to Remaining Performance Obligations

The Company’s upstream product sales contracts do not originate until production occurs and, therefore, are not considered to exist beyond each days’ production. Therefore, there are no remaining performance obligations under any of its product sales contracts.

Under the Company’s revenue agreements, each delivery generally represents a separate performance obligation; therefore, future volumes delivered are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations it not required.

Contract Balances

Aside from accounts receivable attributable to oil and natural gas sales, the Company has not recognized any contract assets as of December 31, 2025 or 2024.

The opening balance of accounts receivable attributable to oil and natural gas sales was $13.5 million as of January 1, 2024 and $20.1 million as of January 1, 2025.

Prior-period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. However, purchaser and settlement statements for certain natural gas and NGL sales may not be received for 30 to 90 days after the date production is delivered. At the end of each month, the Company estimates the amount of production that was delivered to the purchaser and the price that will be received for the sale of the product. Variances between estimates and the actual amounts received, if any, are recorded in the month payment is received from the purchaser. For the years ended December 31, 2025 and 2024 revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material. The Company believes that the pricing provisions of its oil, natural gas and NGL contracts are customary in the industry.

Below is a summary of the gross revenues and costs that comprise the net revenues recognized on the consolidated statements of operations for the years ended December 31:

(in thousands)	2025	2024

Oil sales, gross	$81,771	$107,023
Natural gas sales, gross	82,136	60,170
Natural gas liquids sales, gross	46,010	56,592

Total oil, natural gas, and natural gas liquids sales, gross	$209,917	$223,785

Oil deductions	$131	$169
Natural gas deductions	31,827	33,692
Natural gas liquids deductions	146	182

Total oil, natural gas, and natural gas liquids deductions	$32,104	$34,043

Total oil, natural gas, and natural gas liquids sales, net	$177,813	$189,742

Field Services Revenues

The Company provides various field services for the primary purpose of supporting its field operations. When the Company offers these services to third party customers, including its third-party working interest partners, it generates supplemental, other revenues. These services primarily include rental compression, oilfield construction and reclamation, emissions surveying, and sales of emissions reduction equipment.

Revenue from rental compression is recognized as earned in the month the work is performed in accordance with the contractual obligations. Revenue from oilfield construction and reclamation is recognized each month based on a time and materials basis. Revenue from emission surveying is recognized at the point in time when the service is completed, and the customer has accepted the work performed. Revenue from the sale of emissions reduction equipment is recognized upon delivery.

Fair Value Measurement

The Company utilizes a fair value hierarchy to categorize its assets and liabilities based on inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 -	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 -	Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets;

●	Quoted prices for identical or similar assets or liabilities in inactive markets;

●	Inputs other than quoted prices that are observable for the asset or liability;

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 -	Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. As of December 31, 2025 and 2024, all price risk management assets and liabilities recorded on the consolidated balance sheets are classified within Level 2 as they are generally based on quoted prices for similar assets as determined by independent brokers. See Note D for further information pertaining to derivatives.

The initial recognition of an asset retirement obligation is determined using Level 3 fair value inputs as the Company uses an expected present value technique to measure fair value upon initial recognition of the obligation. See Note C for the summary of changes of the asset retirement obligations for the years ended December 31, 2025 and 2024.

The following table sets forth the Company’s gross assets and liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

(in thousands)	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Current:
Commodity derivatives	$-	$9,660	$-	$9,660
Noncurrent:
Commodity derivatives	-	6,810	-	6,810

Liabilities
Current:
Commodity derivatives	$-	$(17,125)	$-	(17,125)
Noncurrent:
Commodity derivatives	-	(13,544)	-	(13,544)

Net derivative instruments	$-	$(14,199)	$-	$(14,199)

(in thousands)	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Current:
Commodity derivatives	$-	$3,725	$-	$3,725
Noncurrent:
Commodity derivatives	-	4,025	-	4,025

Liabilities
Current:
Commodity derivatives	$-	$(46,848)	$-	(46,848)
Noncurrent:
Commodity derivatives	-	(51,102)	-	(51,102)

Net derivative instruments	$-	$(90,200)	$-	$(90,200)

General and Administrative

General and administrative (“G&A”) expenses primarily consist of employee compensation and related benefits, professional services, and other corporate overhead costs incurred in the normal course of business. Compensation and benefits represent the largest component of G&A. For the year ended December 31, 2025, a non-recurring compensation expense of $15.0 million related to incentive unit distributions was recognized. No non-recurring compensation expense related to incentive unit distributions was recognized for the year ended December 31, 2024.

In addition, the Company provides administrative services to non-operated working interest owners under Council of Petroleum Accountants Societies (“COPAS”) joint operating agreements. Reimbursements received for such services are recorded as income and presented as an offset to G&A expenses in the consolidated statements of operations.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the member rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

State income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense.

Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of or for the years ended December 31, 2025 or 2024.

The Company did not incur any penalties or interest related to its state tax returns during the years December 31, 2025 and December 31, 2024.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted-average number of Class A units outstanding during the year. Diluted earnings (loss) per share are calculated to give effect to potentially issuable dilutive common shares. The Company did not have additional instruments or other substantive classes of equity to create a dilutive effect on earnings per share as of the years ended December 31, 2025 and December 31, 2024.

Recently issued and adopted accounting pronouncements

In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation: Scope Application of Profits Interest and Similar Awards (Topic 718), which clarifies how an entity determines whether a profits interest or similar award is within the scope of ASC 718 or under other applicable guidance. This update provides illustrative examples that are intended to improve the overall clarity and reduce complexity in interpreting the guidance for profit interest awards. The guidance was effective for fiscal periods beginning after December 15, 2024, and resulted in no impact to the consolidated financial statements for all periods presented. See Note H for additional information on the Company’s awards within scope of ASC 718.

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“Subtopic 220-40”), which expands disclosures around a public entity’s costs and expenses of specific items (i.e., employee compensation, DD&A), requires the inclusion of amounts that are required to be disclosed under GAAP in the same disclosure as other disaggregation requirements, requires qualitative descriptions of amounts remaining in expense captions that are not separately disaggregated quantitatively, and requires disclosure of total selling expenses, and in annual periods, the definition of selling expenses. The amendment does not change or remove existing disclosure requirements. The amendment is effective for fiscal years beginning after December 15, 2026, and interim periods with fiscal years beginning after December 15, 2027. Early adoption is permitted, and the amendment can be adopted prospectively or retrospectively to any or all periods presented in the financial statements. The Company has not early adopted the standard and is currently assessing the effect that ASU 2024-03 will have on its disclosures.

NOTE C - ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. Market risk premiums associated with asset retirement obligations are estimated to reflect the Company’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

The Company’s asset retirement obligation transactions during the years ended December 31, 2025 and 2024 are summarized in the table below.

(in thousands)	2025	2024

Asset retirement obligations at beginning of year	$66,232	$81,287
Additions to asset retirement obligations	322	362
Revisions to asset retirement obligations	303	(18,891)
Reduction of AROs related to divested properties	(10,609)	-
Accretion expense	4,134	3,765
ARO liability settled upon plugging and abandoning wells	(863)	(291)

Asset retirement obligations at end of year	$59,519	$66,232

As of December 31, 2025, we performed normal revisions to our asset retirement obligations which resulted in a $0.3 million increase in the liability. The revisions were primarily attributed to estimated timing of abandonment.

As of December 31, 2024, we performed normal revisions to our asset retirement obligations which resulted in an $18.9 million decrease in the liability. The revisions were due to cost revisions based on our recent asset retirement experiences and due to revisions attributed to timing.

NOTE D - DERIVATIVE ACTIVITIES

Set forth below are the summarized amounts, terms and gross fair values of outstanding commodity derivative instruments as of December 31, 2025 (in thousands):

		Weighted
		Average Strike
	Total Volumes	Price
Description and Production Period	(Barrels)	(Per Barrel)	Fair Value

Oil Swaps:
January – December 2026	990	$57.45	$395
January – December 2027	902	$58.22	$698
January – December 2028	422	$56.67	$(662)

		Weighted
		Average Strike
	Total Volumes	Price
Description and Production Period	(Mmbtu)	(Per Mmbtu)	Fair Value

Natural Gas Swaps:
January – December 2026	21,071	$3.19	$(11,117)
January – December 2027	19,133	$3.68	$(3,676)
January – December 2028	17,664	$3.57	$(2,267)
January – December 2029	16,454	$3.55	$(899)
January – December 2030	15,340	$3.55	$(783)
Thereafter	7,314	$3.63	$852

		Basis
	Total Volumes	Differential
Description and Production Period	(Mmbtu)	(Per Mmbtu)	Fair Value

Natural Gas Basis Swaps:
January – December 2026	21,071	$(0.32)	$6,807
January – December 2027	18,944	$(0.30)	$741

		Weighted
		Average Strike
	Total Volumes	Price
Description and Production Period	(Barrels)	(Per Barrel)	Fair Value

Natural Gas Liquids Swaps:
January – December 2026	1,894	$22.10	$(3,550)
January – December 2027	1,671	$22.69	$(2,105)
January – December 2028	1,295	$25.66	$1,367

Set forth below are the summarized amounts, terms and gross fair values of outstanding commodity derivative instruments as of December 31, 2024 (in thousands):

		Weighted
		Average Strike
	Total Volumes	Price
Description and Production Period	(Barrels)	(Per Barrel)	Fair Value

Oil Swaps:
January – December 2025	1,093	$57.29	$(13,204)
January – December 2026	990	$57.45	$(8,423)
January – December 2027	902	$58.22	$(5,328)
January – December 2028	422	$56.67	$(2,680)

		Weighted
		Average Strike
	Total Volumes	Price
Description and Production Period	(Mmbtu)	(Per Mmbtu)	Fair Value

Natural Gas Swaps:
January – December 2025	22,880	$2.76	$(17,063)
January – December 2026	21,072	$3.19	$(14,451)
January – December 2027	19,133	$3.68	$(2,889)
January – December 2028	17,664	$3.57	$(2,410)
January – December 2029	16,454	$3.55	$(549)
Thereafter	22,654	$3.59	$2,645

	Total	Basis
	Volumes	Differential
Description and Production Period	(Mmbtu)	(Per Mmbtu)	Fair Value

Natural Gas Basis Swaps:
January – December 2025	22,880	$(0.27)	$1,603
January – December 2026	21,072	$(0.32)	$(956)
January – December 2027	3,355	$0.60	$11

		Weighted
	Total	Average Strike
	Volumes	Price
Description and Production Period	(Barrels)	(Per Barrel)	Fair Value

Natural Gas Liquids Swaps:
January – December 2025	2,061	$22.82	$(11,767)
January – December 2026	1,894	$22.10	$(9,740)
January – December 2027	892	$20.67	$(4,997)

Below is a reconciliation of the gross open positions by commodity to the net open positions presented on the consolidated balance sheet as of December 31, 2025:

(in thousands)	Current		Noncurrent
Commodity	Assets	Liabilities	Assets	Liabilities

Oil	$2,056	$(1,661)	$793	$(757)
Natural Gas	7,428	(11,738)	3,691	(9,723)
NGL	177	(3,727)	2,326	(3,064)

Total	$9,661	$(17,126)	$6,810	$(13,544)

Effects of netting arrangements	(9,661)	9,661	(6,810)	6,810

Total	$-	$(7,465)	$-	$(6,734)

Below is a reconciliation of the gross open positions by commodity to the net open positions presented on the consolidated balance sheet as of December 31, 2024:

(in thousands)	Current		Noncurrent
Commodity	Assets	Liabilities	Assets	Liabilities

Oil	$-	$(13,204)	$-	$(16,430)
Natural Gas	3,618	(21,769)	4,025	(19,934)
NGL	107	(11,875)	-	(14,738)

Total	$3,725	$(46,848)	$4,025	$(51,102)

Effects of netting arrangements	(3,725)	3,725	(4,025)	4,025

Total	$-	$(43,123)	$-	$(47,077)

The Company has entered into derivative contracts with counterparties who the Company believes are creditworthy counterparties. All of the Company’s counterparties are investment grade and no collateral has been required. As of December 31, 2025, the maximum amount of loss due to credit risk that the Company would incur if the counterparties failed to perform according to the terms of the derivative instrument contracts would be zero.

The total net gain on derivatives for the year ended December 31, 2025, comprised of a realized loss of $28.8 million and an unrealized gain of $76.0 million, for a total gain on commodity derivatives of $47.2 million. The total net loss on derivatives for the year ended December 31, 2024, comprised of a realized loss of $15.0 million and an unrealized gain of $2.5 million, for a total loss on commodity derivatives of $12.5 million.

NOTE E - OIL AND NATURAL GAS PROPERTIES AND PROPERTY AND EQUIPMENT

The Company has recorded oil and natural gas properties of $529.1 million and $534.9 million at December 31, 2025 and 2024, partially offset by accumulated depletion of $204.6 million and $176.2 million, respectively. Oil and natural gas properties recorded on the consolidated balance sheets consist entirely of proved properties for both periods presented. For the years ended December 31, 2025 and 2024, depletion expense related to the Company’s oil and natural gas properties was $28.4 million and $34.2 million, respectively.

Below is a summary of other property and equipment as of December 31:

(in thousands)	Useful Life in Years	2025	2024

Furniture and fixtures	7	$92	$92
Software and licenses	3	8,612	7,022
Computers and other hardware	3	11	12
Vehicles	5	1,905	2,190
Machinery and equipment	5	225	225
Leasehold improvements	6	443	443
Compressors	5	4,259	3,824

Total other property and equipment		$15,547	$13,808

Accumulated depreciation and amortization		(10,090)	(7,784)

Total other property and equipment, net		$5,457	$6,024

For the years ended December 31, 2025 and 2024, depreciation expense related to property and equipment was $3.3 million and $3.0 million, respectively.

2025 Divestitures

During the year ended December 31, 2025, the Company sold leasehold and mineral interests in various oil and natural gas properties located primarily in Oklahoma in exchange for $8.2 million in proceeds, resulting in a gain for an equal amount as no book value remained for the properties. Additionally, the Company sold various other property and equipment that resulted in a $0.3 million gain.

In addition, the Company entered into various agreements to divest approximately 300 properties. No cash consideration was exchanged as the associated plugging and abandonment (“P&A”) obligations offset the positive economic value of the divestment packages, resulting in no net proceeds to the Company. As a result of the divestitures, approximately $10.6 million of asset retirement obligation (“ARO”) liabilities were removed from the Company’s balance sheet along with the carrying value of the disposed properties. No material gain or loss was recognized upon derecognition.

2024 Divestitures

On September 5, 2024, pursuant to the terms and conditions of the Purchase and Sale Agreement, Presidio WAB LLC closed on the sale of its Cherokee leasehold at its full net revenue interest (NRI) along with approximately 5,800 net acres of Virgilian leasehold to Upland Exploration, LLC et al for total consideration of $83.7 million.

Presidio assigned no value to the leasehold at the time of its acquisition, which resulted in a gain on sale of $83.7 million.

NOTE F - OTHER CURRENT LIABILITIES

As of December 31, 2025 and 2024, other current liabilities were comprised of the following:

(in thousands)	2025	2024

Accrued lease operating expenses	$8,017	$8,358
Ad Valorem payable	4,106	4,232
Accrued interest	3,750	4,193
General and administrative	7,022	1,418
Other	137	13

Total other current liabilities	$23,032	$18,214

NOTE G - LONG-TERM DEBT

A summary of outstanding debt obligations as of December 31, 2025 and 2024 is as follows:

(in thousands)		Interest
Description	Term Range	Rate Range	2025

ABS II Securitization	Jul 2023-Mar 2038	7.8% - 8.4%	$266,892
Trail Dust Financing	Jan 2024-Jan 2029	7.3%	2,266
WAB RBL	Jul 2025-Dec 2026	7.3%	3,500
Equipment financing obligations			1,831
ABS II Debt issuance costs, net			(3,918)
WAB RBL Debt issuance costs, net			(49)
Trail Dust Debt issuance costs, net			(16)

Total debt			$270,506

Current portion			(45,363)

Total long-term portion			$225,143

(in thousands)		Interest
Description	Term Range	Rate Range	2024

ABS II Securitization	July 2023-Mar 2038	7.8% - 8.4%	$310,378
Trail Dust Financing	Jan 2024-Jan 2029	6.9%	2,451
Equipment financing obligations			2,482
ABS II Debt issuance costs, net			(5,605)
Trail Dust Debt issuance costs, net			(22)

Total debt			$309,684

Current portion			(45,044)

Total long-term portion			$264,640

ABS II Securitization

On July 18, 2023, Presidio Investment Holdings LLC undertook a strategic initiative to optimize its capital structure and enhance financial flexibility. As part of this effort, the Company, through Presidio Finance LLC, issued ABS II debt and used the proceeds to repay the $340.6 million outstanding ABS I notes. This refinancing resulted in the elimination of the B notes and the continuation of the A-1 and A-2 tranches with a different investor group.

The Company issued $380.0 million in term asset-backed securities, hereafter referred to as the “ABS II Notes.” The ABS II Notes include two investment-grade rated tranches. The issuance included $190.0 million aggregate principal amount of its 7.806% Class A-1 Notes due December 25, 2038, and $190.0 million aggregate principal amount of its 8.418% Class A-2 Notes due December 25, 2038.

The ABS II Notes are subject to a series of covenants and restrictions customary for transactions of this type, including (i) that the Issuer maintains specified reserve accounts to be used to make required interest payments, (ii) premium payments in the case of an optional prepayment before certain dates, (iii) certain indemnification payments in the event, among other things, that all the assets that were securitized as part of the ABS I transaction pledged as collateral for the ABS II Notes are used in stated ways defective or ineffective, and (iv) covenants related to recordkeeping, access to information and similar matters.

The ABS II Notes are also subject to customary early amortization events provided for in the indenture, including events tied to failure to maintain stated debt service coverage ratios, failure to maintain certain production metrics, certain management termination events, and event of default and the failure to repay or refinance the ABS II Notes on the applicable scheduled maturity date.

The ABS II Notes are subject to certain customary events of default, including events relating to non-payment of required interest, principal or other amounts due on or with respect to the ABS II Notes, failure to comply with covenants within certain time frames, certain bankruptcy events, breaches of specified representations and warranties, failure of security interests to be effective and certain judgments against the issuer.

As of December 31, 2025 and 2024, the Company was in compliance with all financial covenants.

The Company incurred debt issuance costs of $8.9 million related to the issuance of the ABS II Notes. These costs are recorded as a reduction to “Long-term debt” on the Company’s consolidated balance sheet. Amortization of debt issuance costs related to the ABS II Notes, included in interest expense in the consolidated statements of operations, for the year ended December 31, 2025 and 2024 was $1.7 million and $2.0 million, respectively.

Trail Dust Financing

On January 31, 2024, Trail Dust LLC (“Trail Dust”), a subsidiary of Presidio Investment Holdings LLC, entered into a loan agreement with Independent Bank. Independent Bank doing business as Independent Financial has since merged with SouthState Bank. Under this agreement, the lender agreed to provide an advancing term loan facility with a maximum principal amount of $8.7 million (the “Trail Dust Loan”). The purpose of the loan is to finance the acquisition of new and used compressors.

Advances under the Trail Dust Loan are subject to borrowing base limitations, which restrict the maximum loan amounts based on the type of equipment financed. Advances for used compressors are limited to 75% of the lesser of cost or fair market value, while advances for new compressors are limited to 80% of the cost. The aggregate principal amount of advances under the loan cannot exceed $8.7 million.

The Trail Dust Loan bears interest at a fluctuating rate equal to the Prime Rate subject to a minimum interest rate of 4.5% per annum. The advance period, during which Trail Dust may request draws under the loan agreement, remained open as of December 31, 2024. The advance period continues until the “Termination Date,” as defined in the loan agreement, which is expected to occur on or around January 31, 2025, at which point no additional draws may be made. Upon the Termination Date any outstanding principal converts to a term loan with equal monthly principal and interest payments through the maturity date of January 31, 2029. Upon the termination of the advance period, any outstanding balance converts to a term loan bearing interest at a fixed rate equal to the 5-Year Treasury Rate plus 3.0%, with a minimum interest rate of 4.5% per annum.

The obligations under the Trail Dust Loan are secured by a first-priority lien on substantially all of Trail Dust’s assets, including all compressors acquired with loan proceeds, as well as Trail Dust’s rights under its Master Rental Agreement. Additionally, Presidio Investment Holdings LLC serves as a guarantor of the debt.

The loan agreement includes customary covenants and reporting requirements, including the obligation for Trail Dust and its guarantor, Presidio Investment Holdings LLC, to furnish quarterly financial statements to the lender.

During the year ended December 31, 2025, the Company incurred debt issuance costs of $16 thousand related to the Trail Dust Loan. The Company incurred debt issuance costs of $0.2 million related to the Trail Dust Loan during the year ended December 31, 2024. These costs are recorded as a reduction to “Long-term debt” on the Company’s consolidated balance sheet. Amortization of debt issuance costs related to the Trail Dust Loan included in interest expense in the consolidated statements of operations was $4.0 thousand for each of the years ended December 31, 2025 and 2024.

Total interest expense related to the Trail Dust Loan for the years ended December 31, 2025 and 2024 was $0.2 million and $0.1 million, respectively.

As of December 31, 2025 and 2024, the outstanding balance of the Trail Dust Loan was $2.3 million and $2.5 million, respectively. Trail Dust was in compliance with all financial covenants as of both dates.

Revolving Credit Facility

On July 2, 2025, the Company, through Presidio WAB LLC as borrower and Presidio Investment Holdings LLC as guarantor, entered into a reserve-based revolving credit facility with SouthState Bank (“WAB RBL”). The facility provides for borrowings up to $20.0 million, subject to a borrowing base initially set at $7.5 million, with a maturity date of July 2, 2028. Borrowings under the facility bear interest at a rate equal to the Prime Rate and are secured by substantially all of the Company’s oil and natural gas properties and related assets not already encumbered by the ABS. Proceeds from the facility may be used for acquisitions and development of oil and natural gas properties, letters of credit, working capital, and other general corporate purposes.

The Company incurred debt issuance costs of $49 thousand related to the WAB RBL. These costs are recorded as a reduction to “current portion of long-term debt” on the Company’s condensed consolidated balance sheet.

Total interest expense related to the WAB RBL for the year ended December 31, 2025 was $0.2 million.

The outstanding balance of the WAB RBL as of December 31, 2025 was $3.5 million. The Company was in compliance with all financial and non-financial covenants as of that date.

The future amounts of required principal payments of long-term debt after December 31, 2025 are as follows:

(in thousands)
Years Ending December 31,	ABS II	Trail Dust	WAB RBL

2026	$40,190	$685	$3,500
2027	49,878	729	-
2028	52,890	784	-
2029	53,254	68	-
2030	51,409
Thereafter	19,271	-	-

Total	$266,892	$2,266	$3,500

NOTE H - MEMBERS’ EQUITY

On March 29, 2018 the Company entered into an amended and restated LLC agreement, with certain members of Company management (“Management Group”) and NH Presidio Investments LLC (“PE Sponsor”) whereby the PE Sponsor and the Management Group made initial capital contributions to the Company in the form of Class A units and entered into commitments to make additional Class A equity capital contributions to the Company, subject to approval of the Board of the Company.

The LLC agreement also authorizes the Company to issue Class B units, which are intended to constitute profit interests within the meaning of IRS guidelines. The Class B units vest 20% annually over four years, with the final 20% vesting upon the occurrence of a change of control event. Holders of the Class B units are entitled to cash payouts upon the return of contributed capital plus a rate of return to specified holders of Class A units and the Class B units are forfeited upon termination of employment with the Company at the discretion of Management. The achievement of these payouts is a performance condition that requires the Company to assess, at each reporting period, the probability that an event of payout will occur. Compensation cost is required to be recognized at such time that the payout terms are probable of being met. The incentive units are accounted for as liability-classified awards pursuant to ASC Topic 718, “Compensation-Stock Compensation,” as the achievement of the payout conditions requires the settlement of such awards by transferring cash to the incentive unit holders. On January 6, 2025, the Board of Representatives of Presidio Investment Holdings LLC approved a cash distribution totaling $75.0 million to its members, including $15.0 million to the Class B unit holders which was recorded as compensation expense for the year ended December 31, 2025. The distribution was paid on January 8, 2025, and was allocated among equity holders in accordance with the Company’s LLC Agreement. Because the distribution was neither declared nor approved as of December 31, 2024, it was not reflected in the consolidated financial statements for the year ended December 31, 2024. As of December 31, 2025, there were 994 Class B units that remained outstanding and there were no declared distributions which would trigger payout to the Class B unitholders and no such distributions were pending or contemplated for the near future. Therefore, no additional amounts have been accrued as of December 31, 2025 related to the Class B units.

NOTE I - LEASES

A summary of leasing activities for the years ending December 31, 2025 and 2024 is as follows:

(in thousands)
Cost	Classification	2025	2024

Operating lease cost	General and administrative	$239	$239
Finance lease cost	Amortization and interest expense	1,081	1,120

Total cost		$1,320	$1,359

(in thousands)
Account	Balance Sheet Classification	2025	2024

Right of use asset - financing	Other property and equipment	$1,724	$2,010
Right of use asset - operating	Right of use - operating lease	135	339
Financing lease ST	Current portion of long-term debt	996	1,104
Operating lease ST	Current operating lease liabilities	144	217
Financing lease LT	Long-term debt, net	835	1,347
Operating lease LT	Non-current operating lease liabilities	-	135

The cash paid amounts related to operating leases were $0.2 million for the each of the years ended December 31, 2025 and 2024, and the financing lease cash paid amounts were $1.3 million for each year.

There were no right-of-use asset amounts obtained in exchange for lease obligations relating to operating leases during the years ended December 31, 2025 and 2024. The right-of-use asset amounts obtained in exchange for lease obligations relating to financing leases during the years ended December 31, 2025 and 2024 were $0.7 million and $0.4 million, respectively.

As of December 31, 2025 and 2024, the remaining lease terms for operating leases were 1.0 years and 2.0 years, respectively, with a weighted average discount rate of 6.93%. As of December 31, 2025 and 2024, the weighted average remaining lease terms for financing leases were 2.4 years and 1.9 years, respectively, with a weighted average discount rate of 6.93%. The following table represents future minimum lease commitments under operating leases and financing leases:

(in thousands)	Operating Leases	Financing Leases

2026	$166	$1,085
2027	-	500
2028	-	288
2029	-	113

Total lease payments	$166	$1,986

Less: interest	(22)	(155)

Present value of lease liabilities	$144	$1,831

NOTE J - COMMITMENTS AND CONTINGENCIES

Litigation

In the opinion of management, any claims and legal actions that may arise, or may have arisen in the ordinary course of business will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity for the years ended December 31, 2025 and 2024.

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and natural gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts in relation to the consolidated financial statements taken as a whole by reason of environmental laws and regulations, and appropriately no reserves have been recorded.

Casualties and Other Risks

The Company maintains coverage in various insurance programs underwritten by highly rated carriers. The Company’s policies provide for property damage and other customary coverages for the nature and scope of its operations. The Company believes it has adequate coverage, although insurance will not cover every type of loss that might occur. As a result of insurance market conditions, coverage could become significantly more costly or even unavailable.

If the Company were to incur a significant loss for which it was inadequately covered, the loss could have a material impact the results of its operations, cash flow or financial condition. Additionally, if proceeds from available insurance were not to be paid in a timely manner, the Company’s financial condition could be affected. Any event that interrupts the Company’s revenues or which causes the Company to make a significant expenditure not covered by insurance could reduce the Company’s ability to meet future financial obligations.

NOTE K - RETIREMENT PLAN

The Company provides a 401(k) retirement plan covering all eligible employees. The plan provides for discretionary employer contributions as determined by the Company or its management in addition to a Company match of up to 6% of an employee’s salary. The Company contributed $0.7 million for the match to the 401(k) retirement plan for each of the years ended December 31, 2025 and 2024.

Note L – Segment Information

The Company is managed on a consolidated basis as one operating segment and one reportable segment, which is engaged in the acquisition, development, exploration, and production of oil and natural gas properties (“Operating segment”). The Company’s operations are conducted primarily in one geographic area of the United States. The Operating segment derives its revenue from customers through the sale of oil, natural gas, and NGLs as well as other immaterial service contracts. See Note B – Summary of Significant Accounting Policies for further discussion of the Company’s sources of revenue.

The Company’s chief operating decision maker (“CODM”) is the collective Co-Chief Executive Officers. The CODM uses the Company’s consolidated financial results to make key operating decisions, assess performance, and to allocate resources. The measures of segment profit or loss and total assets utilized by the CODM are net income and total assets as reported on the consolidated statements of operations and the consolidated balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the CODM are the same amounts that comprise the Company’s consolidated statements of operations in total.

The CODM is presented with gross revenues and revenue deductions broken out separately for review. As such, the CODM reviews gross oil sales, gross natural gas sales, and gross natural gas liquid sales separately from oil deductions, natural gas deductions, and natural gas liquid deductions as described in Note B – Summary of Significant Accounting Policies. The CODM is also presented with commodity derivative gains (losses) broken out into realized gain/(loss) from derivatives and unrealized gain(loss) from derivatives as described in Note D – Derivative Activities.

The CODM uses consolidated net income as a measure of profitability to evaluate segment performance to allocate the appropriate resources to drive efficiencies and develop growth strategies.

Interest income for the years ended December 31, 2025 and 2024 was $0.9 million and $2.1 million, respectively.

NOTE M - SUBSEQUENT EVENTS

In preparing the accompanying consolidated financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through March 9, 2026.

On March 4, 2026 (the “Closing Date”), Presidio Production Company (f/k/a Presidio PubCo Inc.), a Delaware corporation (the “Company”) consummated the previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement, dated August 5, 2025 (the “Business Combination Agreement”), by and among EQV Ventures Acquisition Corp., a Cayman Islands exempted company (“EQV”), the Company, Prometheus PubCo Merger Sub Inc., a Delaware corporation a (“EQV Merger Sub”), Prometheus Holdings LLC, a Delaware limited liability company (“EQV Holdings”), Prometheus Merger Sub LLC, a Delaware limited liability company (“Presidio Merger Sub”) and Presidio Investment Holdings LLC, a Delaware limited liability company (“PIH”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “Business Combination.” The Business Combination Agreement and related transactions were approved at an extraordinary general meeting of EQV’s shareholders held on February 27, 2026 (the “Extraordinary General Meeting”).

Previously on August 5, 2025, the Company entered into a Business Combination Agreement (“BCA”) by and among the Company, and EQV Ventures Acquisition Corp., an exempted company incorporated in the Cayman Islands (“EQV”). The BCA provided for a series of mergers pursuant to which the Company survived as a wholly owned subsidiary of EQV Holdings LLC (“EQV Holdings”), a Delaware corporation and wholly owned subsidiary of EQV, and EQV survivd as a wholly owned subsidiary of Presidio PubCo Inc., a Delaware corporation (“Presidio PubCo”), where Presidio PubCo and its subsidiaries, as the combined company, will be organized in an “Up C” structure. Upon Closing, Presidio PubCo was renamed Presidio Production Company and listed on the New York Stock Exchange under the ticker “FTW.”

In connection with the closing of the BCA, Presidio PubCo acquired all the issued and outstanding equity interests of EQV Resources LLC, a Delaware limited liability company (“EQVR”), pursuant to the terms and conditions set forth in the agreement and plan of merger, dated as of August 5, 2025. EQVR, an affiliate of EQV, is an oil and gas operating company that owns proved properties in the Texas Panhandle.

Concurrently with the execution of the BCA, on August 5, 2025, the Company, EQV and Presidio PubCo entered into Subscription Agreements with certain investors (“PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase an aggregate of 8,750,000 shares of Presidio PubCo Class A Common Stock for a purchase price of $10.00 per share, on the terms and subject to the conditions set forth therein. Each Subscription Agreement contained customary representations and warranties of EQV and Presidio PubCo, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to Closing, including the consummation of the Business Combination immediately following the consummation of the PIPE Financing.

Concurrently with the execution of the BCA, on August 5, 2025, the Company, EQV and Presidio PubCo entered into the Securities Purchase Agreement with certain investors (“Preferred Investors”), pursuant to which and subject to the satisfaction of the closing conditions contained therein, the Preferred Investors purchased in a private placement from Presidio PubCo an aggregate of 125,000 Preferred Shares and 937,500 Preferred Investor Warrants for a cash purchase price of $123,750,000 (net of all applicable original issue discounts). The Preferred Shares have the rights, preferences, and privileges set forth in Presidio’s Certificate of Designation and certain holders of the Preferred Shares have certain rights pursuant to the Preferred Stockholders’ Agreement.

In connection with the Business Combination, on February 23, 2026, the Company, EQV and Presidio PubCo entered into a Series B Preferred Securities Purchase Agreement (the “Series B Securities Purchase Agreement”) with Adage Capital Partners, L.P. (the “Series B Preferred Investor”), pursuant to which, immediately prior to or substantially concurrently with the Closing, the Series B Preferred Investor purchased in a private placement from Presidio an aggregate of 27,173 Series B Perpetual Participating Convertible Preferred Stock of Presidio PubCo Inc., par value $0.0001 per share (the “Series B Preferred Shares”), with each Series B Preferred Share convertible into 100 shares of Presidio Class A Common Stock and entitled to participate in dividends declared on shares of Presidio Class A Common Stock on an as-converted basis, for an aggregate cash purchase price of $25,000,000 (the “Series B Preferred Financing”). The Series B Preferred Shares have the rights, preferences, and privileges set forth in Presidio’s Certificate of Designation of Preferences, Rights and Limitations of Series B Perpetual Participating Convertible Preferred Stock (the “Series B Certificate of Designation”).

A full description of the Business Combination and the terms of the Business Combination Agreement are included in the final prospectus and definitive proxy statement filed with the U.S Securities and Exchange Commission (the “SEC”), dated January 30, 2026 (the “Proxy Statement/Prospectus”) in the section entitled “The Business Combination Proposal” beginning on page 92.

Subsequent to the closing of the EQVR Acquisition on March 4, 2026, the Company paid $60 million to modify the strike prices on EQVR's natural gas commodity hedges.

On February 24, 2026, the Company entered into a letter of intent to acquire certain producing assets in the Arkoma Basin, including assets operated by Canyon Creek Energy-Arkoma LLC, from companies controlled by Vortus Investments (“the Seller”) for approximately $80 million (the “Acquisition”). The Acquisition assets consist of 56 producing wells with net PDP production of approximately 22.6 Mmcfe/d (70% gas and 30% NGLs), net PDP reserves of approximately 100 Bcfe, and a PDP PV-10 of approximately $100 million.

The Acquisition is subject to confirmatory due diligence, negotiation of definitive agreements, board approval, financing arrangements, and customary closing conditions. The Company anticipates that definitive documentation could be signed and the transaction closed within the second quarter of 2026.

Subsequent to the reporting date and through the date of this report, the Company borrowed an additional $4.0 million under its WAB RBL credit facility to support funding for its operations.

There were no other material subsequent events that required recognition or disclosure in these consolidated financial statements.

Note N – Supplemental information of oil and natural gas producing activities (unaudited)

The following reserve estimates present the Company’s estimate of the proved natural gas and oil reserves and net cash flow of the Company’s properties, in accordance with the guidelines established by the Securities and Exchange Commission. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing natural gas and oil properties. Accordingly, the estimates are expected to change as future information becomes available. All the oil and natural gas reserves are located in Kansas, Oklahoma, and Texas.

Capitalized oil and natural gas costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion, and amortization are as follows:

	As of December 31,
(in thousands)	2025	2024
Proved properties	$529,096	$534,872
Unproved properties	-	—
Total oil and gas properties	529,096	534,872
Accumulated depreciation and depletion	(204,639)	(176,221)
Net capitalized costs	$324,457	$358,651

Costs incurred in oil and natural gas activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities are as follows:

	For the year ended December 31,
(in thousands)	2025	2024
Development costs	$3,437	$709
Proved property acquisition costs	771	2,784
Unproved property acquisition costs	—	—
Total costs incurred	$4,208	$3,493

Reserve quantity information

Proved oil and natural gas reserves are those quantities of oil and natural gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Below are the net quantities of net proved developed reserves of the Company’s properties:

(in thousands) Proved Developed and Undeveloped Reserves	Oil and Condensate (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Total Equivalents (MBOE)
December 31, 2023	15,909	354,039	31,556	106,471
Revisions of previous estimates	(496)	(25,642)	(2,180)	(6,948)
Extensions, discoveries and other additions	84	464	8	169
Production	(1,424)	(28,013)	(2,460)	(8,553)
Purchase of reserves	121	853	187	450
Sale of reserves in place	—	—	—	—
December 31, 2024	14,194	301,701	27,111	91,589
Revisions of previous estimates	(249)	37,074	91	6,021
Extensions, discoveries and other additions	36	278	6	88
Production	(1,290)	(25,778)	(2,093)	(7,679)
Purchase of reserves	-	-	-	-
Sale of reserves in place	(10)	(370)	(44)	(116)
December 31, 2025	12,681	312,905	25,071	89,903
Proved Developed Reserves:
December 31, 2024	14,144	301,318	27,111	91,475
December 31, 2025	12,681	312,905	25,071	89,903
Proved Undeveloped Reserves:
December 31, 2024	50	383	-	114
December 31, 2025	—	—	—	—

Notable changes in proved reserves for the year ended December 31, 2025 included the following:

•	Extensions and Discoveries: In 2025, total extensions and discoveries increased proved reserves by 88 MBoe. The primary driver was successful partner-operated activity within the basin.

•	Revisions of Previous Estimates: In 2025, revisions of previous estimates resulted in a net increase of 6.0 MMBoe. Approximately 7.1 MMBoe of this change was attributable to higher prices utilized for the year ended December 31, 2025. While year-end SEC pricing increased compared to December 31, 2024, revisions to other economic assumptions, including forward pricing considerations, contributed to changes in the timing of certain workover activities. These factors, together with updates to cost estimates, deduct modeling, and midstream election assumptions, resulted in an offsetting decrease of approximately 1.1 MMBoe.

Notable changes in proved reserves for the year ended December 31, 2024 included the following:

•	Extensions and Discoveries: In 2024, total extensions and discoveries increased proved reserves by 169 MBoe. The primary driver was the addition of proved undeveloped (PUD) locations acquired through a farmout agreement, contributing approximately 114 MBoe. The remaining additions resulted from changes in well utilization and successful partner-operated activity within the basin.

•	Revisions of Previous Estimates: In 2024, revisions of previous estimates resulted in a net decrease of 6.9 MMBoe. Of this reduction, 5.8 MMBoe was attributable to lower SEC pricing, while 1.1 MMBoe reflected unfavorable economic conditions, including the refinement of workover program timing, midstream facility interruptions, and the restructuring of proved developed non-producing (PDNP) wells.

•	Acquisition of reserves. In 2024, purchases of reserves totaled 450 MBoe due to acquisition of incremental interests in proved developed oil and natural gas properties primarily operated by the Company.

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves

The standardized measure of discounted future net cash flows relating to oil and natural gas reserves and associated changes in standard measure amounts were prepared in accordance with the provision of FASB ASC 932-235-55, Extractive Activities – Oil and Gas (“Topic 932”). Future cash inflows were computed by applying average prices of oil and natural gas for the last 12 months to estimated future production. Future production and development costs were computed by estimating the expenditures to be incurred in developing, producing, and plugging and abandoning the proved reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted cash flows. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the acquired properties’ oil and natural gas reserves. Standard measure amounts are:

	Year Ended December 31,
(in thousands)	2025	2024
Future cash inflows	$2,385,532	$2,257,985
Future production costs	(1,390,660)	(1,329,708)
Future development costs	(135,812)	(148,324)
Future net cash flows before income tax	$859,060	$779,953
Future income tax expense	(3,871)	(1,807)
Future net cash flows	$855,189	$778,146
10% annual discount for estimated timing of cash flows	(341,090)	(286,251)
Standardized measure of discounted future net cash flows	$514,099	$491,895

The 12-month average prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the properties’ reserves. The prices for the properties’ reserves were as follows:

	Year Ended December 31,
	2025	2024	2023
Oil (per Bbl)	$63.84	$73.86	$76.16
Natural gas (per Mcf)	$3.20	$1.97	$2.55
Natural gas liquids (per Bbl)	$22.87	$22.64	$22.68

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum are as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Sales of oil and natural gas, net of production costs	$(89,621)	$(103,457)
Net changes in prices and production costs	48,728	(74,382)
Changes in future development costs	235	(371)
Extensions, discoveries and other additions	1,525	3,139
Development costs incurred during the period	261	—
Revisions of previous quantity estimates	36,872	(41,824)
Purchases of reserves-in-place	—	3,968
Sales of reserves-in-place	27	—
Accretion of discount	49,190	63,940
Net change in income taxes	(1,148)	349
Changes in timing and other	(23,865)	2,591
Net increase (decrease)	$22,204	$(146,047)
Beginning of year	491,895	637,942
End of year	$514,099	$491,895

Estimates of economically recoverable natural gas and oil reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas and oil may differ materially from the amounts estimated.